Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

James Merrill	Michael J. Rohleder
CFO	Executive Vice President, IR
405.600.0711 x305	405.600.0711 x338

GMXR Reports Fourth Quarter and Annual 2008 Financial and Operating Results

Oklahoma City, Oklahoma, Thursday, February 26, 2009 (updated February 27, 2009) GMXR., NASDAQ OMX Group: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today reported financial and operating results for the quarter and year ended December 31, 2008.

Financial Results for the Three Months and Year Ended December 31, 2008

GMXR reported a net loss of $111.0 million for the three months ended December 31, 2008 as compared to 2007’s fourth quarter net income of $4.9 million. Results for the fourth quarter of 2008 include an impairment charge of $151.6 million ($100.1 million after income taxes or $6.49 per diluted share) related to its oil and gas properties and a non-cash charge to deferred income taxes for a valuation allowance on GMXR’s net operating loss carry forward of $11.5 million ($0.74 per diluted share). Excluding these non-cash charges, net income for the fourth quarter of 2008 would have been $500,000 before preferred stock dividends of $1.2 million. Diluted earnings (loss) per share for the three months ended December 31, 2008 were ($7.27) per share compared to $0.28 per share for the three months ended December 31, 2007. Excluding the non-cash charges recorded in the 4th quarter of 2008, diluted loss per share would have been ($0.04) per share.

The fourth quarter operating results were impacted by the cross-over to a Haynesville/Bossier horizontal drilling program from a Cotton Valley vertical drilling program and decline in market prices for crude oil and natural gas. GMXR’s production from its East Texas operations in the fourth quarter of 2008 increased 22% to 3.3 billion cubic feet equivalent of natural gas (“Bcfe”) as compared to production of 2.7 Bcfe in the fourth quarter of 2007. The fourth quarter average daily production rate of 35.7 million cubic feet of natural gas equivalent (“Mmcfe”) was lower than the third quarter 2008 production rate of 38.2 Mmcfe per day due to the transition from Cotton Valley Sand vertical development to Haynesville/Bossier horizontal development. GMXR’s average realized oil prices in the fourth quarter of 2008 declined to $52.03 per barrel, 37% lower than the $82.88 per barrel in 2007’s fourth quarter. Oil prices of $52.03 in the fourth quarter of 2008 were substantially lower than the $99.83 per barrel realized during the third quarter of 2008. Natural gas prices realized in the fourth quarter of 2008 averaged $7.22 per thousand cubic feet (“Mcf”), 1% lower than the $7.31 per Mcf realized in 2007. Natural gas prices in the fourth quarter of 2008 were also substantially less than the $9.76 per Mcf realized during the third quarter of 2008. Oil and gas sales in the fourth quarter of 2008 of $24.1 million increased 14% from 2007’s fourth quarter sales of $21.2 million as the 22% production increase was largely offset by lower crude oil and natural gas prices. Among non-GAAP measures, discretionary cash flow generated by GMXR in the fourth quarter of 2008 was $9.7 million, a decrease of 22% over 2007’s fourth quarter non-GAAP discretionary cash flow of $12.4 million. EBITDA, or earnings before interest, taxes, depreciation, depletion, amortization (including the impairment charge to oil and gas properties) was $13.9 million in the fourth quarter of 2008 compared to 2007’s fourth quarter EBITDA of $14.9 million.

GMXR reported a net loss of $81.7 million for the year ended December 31, 2008 as compared to 2007’s annual net income of $16.9 million. Results for the year 2008 include an impairment charge of $151.6 million ($100.1 million after income taxes or $6.56 per diluted share) related to its oil and gas properties and a non-cash charge to deferred income taxes for a valuation allowance on GMXR’s net operating loss carry forward of $11.5 million ($0.75 per diluted share). Excluding these non-cash charges, net income for the year 2008 would have been $29.9 million before preferred stock dividends of $4.6 million. Diluted earnings (loss) per share for the year ended December 31, 2008 was ($5.66) per share compared to $0.93 per share for the year ended December 31, 2007. Excluding the non-cash charges recorded in 2008, diluted earnings per share would have been $1.65 per share.

The full year 2008 financial results reflect higher overall oil and natural gas prices combined with GMXR’s strong production growth in 2008. GMXR’s production in 2008 increased 48% to 12.9 Bcfe as compared to production of 8.7 Bcfe in 2007. Realized oil prices in 2008 averaged $88.97 per barrel, 29% higher than the $69.11 per barrel realized in 2007. Natural gas prices in 2008 averaged $9.24 per Mcf, 25% higher than the $7.41 per Mcf realized in 2007. Oil and gas sales of $125.7 million during 2008 increased 85% from sales in 2007 of $67.9 million. Among non-GAAP measures, discretionary cash flow generated by GMXR in 2008 of $75.6 million increased 86% from 2007’s non-GAAP discretionary cash flow of $40.7 million, and EBITDA of $88.4 million in 2008 increased 85% over EBITDA in 2007 of $47.7 million.

2008 Operational Results

GMXR began its East Texas / North Louisiana region Haynesville/Lower Bossier horizontal (H/B Hz) development in August 2008 and has temporarily transitioned away from its Cotton Valley Sand (CVS) drilling program in December of 2008. In our development of this region we classify both of the resource layers mentioned above within the Cotton Valley Group (CVG). The CVG consists of the CVS; the Upper Bossier; the Middle Bossier and the Haynesville/Lower Bossier. These layers have several other names in the region which are not mentioned here. We further divide our H/B into three sub-layers known as A, B & C and we have provided this visually in our current presentation available on our web site.

GMXR successfully drilled and completed its first H/B Hz well, the Callison #9H (100% interest), in Harrison County, East Texas in the 4th quarter of 2008. The well had an initial production rate of 7.7 million cubic feet (“Mmcf”) per day. The 2,000 foot lateral was completed with eight stages of fracture treatments. The lateral’s location was in the middle sub-layer of the H/B (sub-layer B). Two additional H/B Hz wells (100% interest) were drilling in 4Q08. GMXR has also drilled 12 wells (11 net) in its Blocker Field Cotton Valley Sand & Travis Peak development during 4Q08 in Harrison and Panola Counties, East Texas, with an average working interest of 92%. In 2008, we drilled and completed 90 wells (60 net) with an average working interest of 68%. All were successful and we continue our 100% success rate in this resources rich region.

Record Annual Production and Proved Reserves

GMXR produced 12.9 Bcfe in 2008 as compared to 8.7 Bcfe in 2007, a 48% increase. Fourth quarter production was approximately 3.3 Bcfe compared to 2.7 Bcfe in the same quarter 2007 and 92% of the wells were drilled by GMXR. Production in the 4th quarter of 2008 grew in comparison to the fourth quarter of 2007 but was adversely impacted by the Company’s transition to the Haynesville/Bossier horizontal drilling program. When compared to the CVS development, the H/B Hz drilling program increases the spud to sales period by approximately 70 days. Most of these delays are due to longer drilling periods (25 days vs 70 days) and scheduling of fracture treatments (14 days vs 40 days). Shorter cycles are expected in 2009.

2008 proved reserves for the Company are estimated at 465.3 Bcfe, as compared to 434.5 Bcfe of proved reserves as of December 31, 2007, a 7% increase. 35% of the proved reserves were classified as proved developed at the end of both 2008 and 2007 and natural gas accounts for 94% of those reserves. GMXR operates 81% of its developed and undeveloped reserve base, up from 67% in 2007. The present value, using a 10% discount rate, of the future net cash flows before income taxes of our estimated proved oil and gas reserves (the “PV-10 Value”) at the end of 2008 is approximately $281 million using year-end December 31, 2008 spot commodity prices, compared to $593 million at December 31, 2007. Oil and natural gas prices of $44.60 per barrel for oil and $5.71 per Mcf for natural gas were used for 2008 compared to $95.98 and $6.79 for oil and natural gas that were used for year-end reserve estimates in 2007. Reserves for the year-end 2008 were adversely impacted by the lower commodity prices as well as the transition from the Cotton Valley Sand program to H/B Hz program. H/B undrilled locations are currently classified as probable and possible (potential) reserves for the Company and only three wells were considered proved reserves in 2008. The reserve study also does not have any meaningful proved undeveloped wells being drilled in 2009, although we plan to drill approximately $200 million worth of H/B Hz wells. In the 2008 reserve study, we have one proved developed H/B Hz well and two H/B Hz proved undeveloped wells (PUDS) using a capital expenditure of $15 million. Cotton Valley Sand PUDS increased less than prior years, primarily due to the conversion of the targeted drilling program to H/B Hz wells to more closely represent our current drilling plans of 25 Net H/B Hz wells in 2009.

If we apply average 2008 commodity prices for oil and natural gas, which is potentially what could be used in future reserve estimates, our estimated proved reserves for the Company would have been 481 Bcfe, as compared to total proved reserves as of December 31, 2007 of 434.5 Bcfe, an 11% increase. 40% of the total proved reserves would have been classified as proved developed at the end of 2008 and natural gas would have accounted for 94% of the proved reserves. GMXR operates 81% of the developed and undeveloped reserve base and 88% of 2009 planned H/B Hz wells. The present value, using a 10% discount rate, of the future net cash flows before income taxes of the estimated proved oil and gas reserves (the “PV-10 Value”) at the end of 2008 would have been $920 million using an average 2008 oil and natural gas price of $99.75 per barrel for oil and $8.84 per Mcf for natural gas.

2009 Operational Results

GMXR has 57,736 (38,599 net) acres that are prospective for Haynesville/Bossier development, giving us a total of 721 gross (483 net) 80-acre H/B Hz locations. The Company has recently completed two H/B Hz wells and currently has an additional four H/B Hz wells drilling. Our H/B Hz development in East Texas / Northwest Louisiana continues to be very successful. Our 2nd H/B Hz well, the Bosh #11H, was completed in late January, 2009, and had a 24 hour production rate of 7.6 million cubic feet of gas per day (“Mmcfgpd”) on a 30/64th choke @ 4,000 pounds of flowing casing pressure (“FCP”). The lateral length 3,100’ is located in the A & B sub-layers of the H/B. The well had ten fracture treatment stages. Our 3rd H/B Hz completion was the Baldwin #17H which had a 24 hour production rate of 8.7 Mmcfgpd on a 30/64th choke @4,200 pounds of FCP. The lateral length of this well is 4,400’ and is located entirely in the A sub-layer of the H/B. The well had twelve fracture treatment stages. GMXR is locating the laterals of all four H/B Hz wells currently drilling in the A sub-layer of the H/B. Completion results of three wells should be announced in late April, 2009 and one in late May. GMXR’s plans are to drill 25 net H/B Hz wells in 2009, with projected lateral lengths averaging 4,560 feet.

2009 Budget and Guidance

GMXR’s 2009 CAPEX budget is $220 million which includes approximately 25 net H/B Hz wells in 2009. 98% of the 2009 drilling program will be focused on the Haynesville/Bossier horizontal drilling program which has the Company’s highest expected rate of return. Company guidance for 2009 is 24 Bcfe, an estimated 86% growth over 2008, and 2.8 Bcfe in 1Q09, with only two H/B Hz completions. Four H/B Hz completions are projected for 2Q09. The company is also transitioning to four H&P FlexRigs(™) for its H/B Hz wells which should provide efficiencies in reducing drilling days, lowering costs and increasing the number of wells drilled per year. Based on a Henry Hub price of $5.10 per Mmbtu for natural gas and $40 per barrel of oil, the Company expects to generate oil and natural gas sales revenue, including hedges, of approximately $153.3 million, discretionary cash flow of $100.0 million, and EBITDA of $114.1 million.

Derivative Update

During the 4th quarter of 2008, the Company took additional measures to protect against further declines in natural gas prices during 2009. The Company purchased a $6.50 NYMEX natural gas put option for 250,000 MMbtus per month for 2009. To minimize cash outflow associated with buying the 2009 natural gas put option, the Company sold natural gas call options at $8.50 and $7.50 NYMEX in 2010 and 2011, respectively. Based on our estimated 2009 production of 24 Bcfe, we have approximately 41% of our production hedged at an average mcfe price of $7.77. We will continue to look for opportunities to hedge to reduce price risk in 2009, 2010 and 2011 as we add proved developed producing reserves through our Haynesville/Bossier horizontal drilling program.

The following table shows our current derivative positions for natural gas and crude oil:

Effective Date	Maturity Date	Average Notional Amount Per Month	Remaining Notional Amount as of December 31, 2008	Additional Put Option	Floor	Ceiling
Natural Gas (MMBtu):
6/1/2008	12/31/2009	100,000	1,200,000		$9.50	$12.20
1/1/2008	12/31/2009	100,000	1,200,000		$7.50	$8.15
1/1/2009	3/1/2009	189,000	567,000	$5.00	$7.50	—
4/1/2009	12/31/2009	189,000	1,696,000		$7.50	$8.60
1/1/2009	12/31/2009	200,000	2,400,000		$7.50	$9.17
1/1/2009	12/31/2009	250,000	3,000,000		$6.50	—	(3)
1/1/2010	12/31/2010	300,000	3,600,000		$7.50	$8.91
1/1/2010	12/31/2010	172,000	2,062,000	$5.00	$7.50	$9.05	(1)(2)
1/1/2010	12/31/2010	25,000	300,000		—	$7.50	(3)(4)
1/1/2011	12/31/2011	110,000	1,320,000		—	$7.50	(3)

Oil (Bbls):
1/1/2009	12/31/2009	5,000	60,000		$100.00	$134.00

(1)

A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call (ceiling) establishes the maximum price that we will receive for the contracted commodity volumes. The purchased put (floor) establishes the minimum price that we will receive for the contracted volumes unless the market price for the commodity falls below the sold (lower or additional) put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

(2)	The sold put has an average notional amount per month of 115,000 MMBtus and is settled based on NYMEX.
(3)	Derivative transaction is settled based on NYMEX. Unless indicated all other natural gas hedges are settled based on Houston Ship Channel.
(4)	Ceiling was subsequently raised to $8.50/ Mmbtu in January 2009.

Management Comment

Ken L. Kenworthy, President and Chief Executive Officer, said “In 2008 we set out to double our acreage on the Sabine Uplift, increase our operated acreage and to grow production and reserves through drilling and leasehold acquisitions. We achieved all our goals and early in the year changed our focus to the emerging play in the H/B. In 1H06 GMXR and its Joint Development Partner, Penn Virginia Oil & Gas, L.P. (“PVOG”), a wholly owned subsidiary of Penn Virginia Corporation (NYSE: PVA), drilled and completed 19 vertical Bossier to Smackover exploratory wells. After several months of extensive research and testing, GMXR concluded the complex reservoir layers were very gas rich, contained abnormally high pressure and temperatures, was homogeneous across our entire property base and would require horizontal development. At the time, our budget only allowed CVS vertical development. We accomplished our 4th year of high double digit production growth with record 2008 production of 12.9 Bcfe. The fourth quarter of 2008 and first quarter of 2009 is when we transitioned our operational focus to the Haynesville/Bossier horizontal drilling program. We are very pleased to have successfully completed our first three H/B Hz wells. We will continue sequential growth of production in 2Q09 as the current schedule projects four H/B Hz completions. 6 total H/B Hz completions are forecast for 1H09 and 15 -19 are forecast for 2H09, so our largest production growth and capital expenditure should occur in the 2H09”.

“Lower commodity prices and difficult market conditions continue to reinforce the need to focus our attention on capital expenditures and production results for 2009. We took steps in 2008 to strengthen our balance sheet (by raising approximately $125 million in a net share settled 5.00% convertible notes offering and $140 million in common equity offering at $70.50 per share). We will continue to actively managing our hedging program. The transformation of our drilling program to development of the most economical resource play in the US with 98% of our 2009 capital expenditures focused on the Haynesville/Bossier will lead to outstanding growth. By focusing on improving our horizontal efficiencies, as well as lowering our completed well costs for 2009, our shareholders will benefit in the future. We have and will continue to prudently manage our capital and expect to be able to meet all commitments within current liquidity levels”.

“The successful start in our Haynesville/Bossier horizontal drilling program allows us to forecast a significant growth in production and in reserves for 2009 while spending $100 million less than we spent in 2008.”

GMXR Fourth Quarter and Annual 2008 Earnings Conference Call

GMXR has scheduled a conference call for Friday, February 27, 2009 at 10:00 a.m. CST (11:00 a.m. EST) to discuss fourth quarter and annual 2008 financial and operating results. To access, dial 877.545.1490 or 719.325.4888 before the call begins. Please reference Passcode 1881496. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 19, 2009. To access the replay, please dial 888.203.1112 or 719.457.0820 and reference passcode

1881496. The corporate presentation being used for this call is available for download at http://www.gmxresources.com under the Events and Presentation tab.

Full Year and Fourth Quarter 2008 Highlights

Operational results for the year ended December 31, 2008 included the following:

Record year-end proved oil and gas reserves of 465 Bcfe, an increase of 7% over 435 Bcfe at year-end 2007;

Record oil and gas production of 12.9 Bcfe, or 35.3 Mmcfe per day, an increase of 48 percent over 8.7 Bcfe, or 23.9 Mmcfe per day, in 2007;

Reserve replacement ratio of 339% and an average three year finding and development cost of $1.39;

Capital expenditures of $323 million, including approximately $40 million of pre-purchased material to be used in 2009, $185 in drilling and completion costs and $26 million for the continued expansion of our gathering system; and

90 (60 net) wells drilled and completed, including one Haynesville/Bossier (“H/B”) horizontal shale well, with a 100% success rate.

Milestone increases in Company Leasehold over year end 2007. Year end 2008 Total Gross Acres: 65,526, a 95% increase, and Company Total Net Acres: 45,009, a 133% increase. We enter 2009 with 95% of company Gross Acres and 93% of Company Net Acres being Haynesville/Bossier prospective.

Operational results for the fourth quarter of 2008 include the following:

Quarterly oil and gas production in the fourth quarter of 2008 was 3.3 Bcfe or 35.7 Mcfe per day representing production growth of 22% from 2.7 Bcfe, or 29.3 Mcfe per day, in the fourth quarter of 2007.

Capital expenditures of approximately $108 million, including approximately $47 million for drilling and completion activities, $14.6 million for the continued expansion of our gathering system, and $19 million for pre-purchased materials to be used in 2009.

Continued horizontal H/B drilling in Harrison County, Texas including two additional wells spud in December.

GMXR Summary Operating Data for the Three and Twelve Months Ended December 31, 2008

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Production:
Oil (MBbls)	38	40	127	190
Natural gas (Mmcf)	2,466	3,044	7,974	11,777
Gas equivalent production (MMcfe)	2,695	3,286	8,735	12,918
Average daily (MMcfe)	29.3	35.7	23.9	35.3

Average Sales Price:
Oil (per Bbl)
Wellhead price	$89.42	$55.60	$71.08	$99.16
Effect of hedges	(6.54)	(3.57)	(1.97)	(10.19)

Total	$82.88	$52.03	$69.11	$88.97
Natural gas (per Mcf)
Wellhead price	$6.99	$6.34	$7.00	$9.50
Effect of hedges	0.32	0.88	0.41	(0.26)

Total	$7.31	$7.22	$7.41	$9.24

Average sales price (per Mcfe)	$7.86	$7.33	$7.77	$9.73

Operating and Overhead Costs (per Mcfe):
Lease operating	$1.02	$1.35	$1.03	$1.17
Production and severance taxes	0.31	0.18	.31	0.41
General and administrative	1.04	1.50	1.00	1.31

Total	$2.37	$3.03	$2.34	$2.89

Cash Operating Margin (per Mcfe)	$5.49	$4.30	$5.43	$6.84

Other (per Mcfe):
Depreciation, depletion and amortization—oil and natural gas properties	$1.99	$2.29	$1.88	$2.08

Results of Operations—Three Months Ended December 31, 2008 Compared to Three Months Ended December 31, 2007

Oil and Natural Gas Sales. Oil and natural gas sales in the three months ended December 31, 2008 increased 14% to $24.1 million compared to the three months ended December 31, 2007. 22% of the increase was due to higher natural gas and oil production that was offset by a 7% reduction in natural gas and oil prices. The average price per barrel of oil and Mcf of natural gas received in the three months ended December 31, 2008 was $52.03 and $7.22, respectively, compared to $82.88 and $7.31, respectively, in the three months ended December 31, 2007. Production of oil for the three months ended December 31, 2008 increased to 40 MBbls compared to 38 MBbls for the three months ended December 31, 2007. Natural gas production for the three months ended December 31, 2008 increased to 3,044 Mmcf compared to 2,466 Mmcf for the three months ended December 31, 2007, an increase of 23%. Greater production of oil and natural gas in the three months ended December 31, 2008 was the result of an increase in the number of producing wells in 2008. We expect continued increases in production as we bring our horizontal Haynesville/Bossier wells on to sales. The current decline in oil and natural gas prices subsequent to year-end may cause a decline in revenues even though production increases.

In the three months ended December 31, 2008, as a result of hedging activities, we recognized a decrease in oil sales of $144,000 and an increase in natural gas sales of $2.7 million, compared to a decrease in oil sales of $250,000 and an increase in natural gas sales of $780,000 in the three months ended December 31, 2007. In the fourth quarter of 2008, hedging reduced the average oil sales price by $3.57 per Bbl and increased natural gas sales price by $0.88 per Mcf compared to a decrease in the average oil sales price by $6.54 and an increase in natural gas sales price of $0.32 per Mcf in the fourth quarter of 2007.

Lease Operations. Lease operations expense increased $1.7 million, or 62%, for the three months ended December 31, 2008 to $4.5 million, compared to the three months ended December 31, 2007. The increased expense resulted from a greater number of producing wells, as well as some additional expenses related to non-operated wells and additional ad valorem taxes incurred during the three months ended December 31, 2008. Lease operations expense on an equivalent unit of production basis was $1.35 per Mcfe in the three months ended December 31, 2008 compared to $1.02 per Mcfe for the three months ended December 31, 2007. Lease operations expense will continue to grow throughout 2009 as the number of producing wells increase. However, we expect lease operations expense on a per unit basis to decline during 2009 barring any unplanned workover or repair expenses as production comes on line from our H/B drilling program.

Production and Severance Taxes. Production and severance taxes decreased 28% to $597,000 in the three months ended December 31, 2008 compared to $827,000 in the three months ended December 31, 2007. Production and severance taxes are assessed on the value of the oil and natural gas produced. The decrease resulted from lower oil and natural gas sales prices in addition to a severance tax refund of approximately $331,000 recorded in the fourth quarter of 2008. There were no severance tax refunds recognized in the fourth quarter of 2007. A growing number of wells with natural gas production are exempt from severance taxes or have reduced severance tax rates. Upon approval from the State of Texas, certain wells are exempt from severance taxes or eligible for a reduced severance tax rate for a period of ten years.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased $2.9 million, or 47%, to $9.0 million in the three months ended December 31, 2008. This increase is due to higher production levels and higher costs. The oil and gas properties depreciation, depletion and amortization rate per equivalent unit of production was $2.29 per Mcfe in the three months ended December 31, 2008 compared to $1.99 per Mcfe in the three months ended December 31, 2007. The depletion rate increase was largely the result of lower oil and natural gas prices reducing the economic lives and reserves on our wells which resulted in our oil and natural gas properties being depleted over a smaller reserve base than if reserves were calculated at higher prices. As a result of lower oil and natural gas prices, the Company recognized an impairment charge on oil and gas properties of $151.6 million. The Company may be required to recognize additional impairment charges in future reporting periods if market prices for oil or natural gas continue to decline.

General and Administrative Expense. General and administrative expense for the three months ended December 31, 2008 was $4.9 million compared to $2.8 million for the three months ended December 31, 2007. The increase of $2.1 million, or 76%, was largely the result of hiring additional administrative and supervisory personnel needed to manage our growth and compensation increases implemented on July 1, 2008 to align our compensation more closely with our peers. Approximately $1.0 million of the general and administrative expenses in the fourth quarter of 2008 was related to non-cash compensation expense compared to $503,000 in the fourth quarter of 2007. General and administrative expense per equivalent unit of production was $1.50 per Mcfe for the three months ended December 31, 2008 compared to $1.04 per Mcfe for the comparable period in 2007. We do not expect general and administrative expense to increase significantly in 2009. The Company is implementing cost cutting measures in response to the recent decline in oil and natural gas prices. Over the longer term, these costs should decline on a per unit basis as our production increases.

Interest. Interest expense for the three months ended December 31, 2008 was $3.1 million compared to $2.0 million for the three months ended December 31, 2007. This increase is due to a greater amount of outstanding debt during the three months ended December 31, 2008.

Results of Operations—Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Oil and Natural Gas Sales. Oil and natural gas sales in the year ended December 31, 2008 increased 85% to $125.7 million compared to the year ended December 31, 2007. Of the increase, 48% is due to higher natural gas and oil production and 25% to an increase in natural gas and oil prices. The average prices per barrel of oil and Mcf of natural gas received in the year ended December 31, 2008 were $88.97 and $9.24, respectively, compared to $69.11 and $7.41, respectively, in the year ended December 31, 2007. Production of oil increased to 190 MBbls compared to 127 MBbls for 2007. Natural gas production increased to 11,777 MMcf for 2008 compared to 7,974 MMcf for the year ended December 31, 2007, an increase of 48%.

In the year ended December 31, 2008, as a result of hedging activities, we recognized a decrease in oil and natural gas sales of $5.0 million, compared to an increase in oil and natural gas sales of $3.0 million in the year ended December 31, 2007. In the year ended December 31, 2008, hedging reduced the average natural gas and oil sales price by $0.26 per Mcf and $10.19 per Bbl compared to an increase in natural gas sales price of $0.41 per Mcf and a decrease in oil sales price by $1.97 per Bbl in the year ended December 31, 2007.

Lease Operations. Lease operations expense increased $6.1 million in the year ended December 31, 2008 to $15.1 million, a 68% increase compared to the year ended December 31, 2007. Increased expense resulted from a greater number of producing wells in addition to maintenance expenses for the Company’s growing field operations. Lease operations expense on an equivalent unit of production basis was $1.17 per Mcfe in the year ended December 31, 2008 compared to $1.03 per Mcfe for the year ended December 31, 2007. Lease operations expense will continue to grow throughout 2009 as the number of producing wells increase. However, we expect lease operations expense on a per unit basis to decline during 2009 barring any unplanned workover or repair expenses as production comes on line from our H/B drilling program.

Production and Severance Taxes. Production and severance taxes increased 93% to $5.3 million in the year ended December 31, 2008 compared to $2.7 million in the year ended December 31, 2007. Production and severance taxes are assessed on the value of the oil and natural gas produced. The above increase resulted from higher oil and natural gas sales described above offset by severance tax refunds of approximately $1.2 million recorded in 2008. A growing number of wells with natural gas production are exempt from severance taxes or have reduced severance tax rates. We recognized severance tax refunds of approximately $518,000 in 2007. Upon approval from the State of Texas, certain wells are exempt from severance taxes or eligible for a reduced severance tax rate for a period of ten years.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased $13.1 million to $31.7 million in the year ended December 31, 2008, up 70% from the year ended December 31, 2007. This increase is due to higher production levels and higher costs. The oil and gas properties depreciation, depletion and amortization rate per equivalent unit of production was $2.08 per Mcfe in the year ended December 31, 2008 compared to $1.88 per Mcfe in the year ended December 31, 2007. The depletion rate increase was largely the result of lower oil and natural gas prices reducing the economic lives and reserves on our wells which resulted in our oil and natural gas properties being amortized over a smaller reserve base than if reserves were calculated at higher prices. As a result of lower oil and natural gas prices, the Company recognized an impairment charge on oil and gas properties of $151.6 million. The Company may be required to recognize additional impairment charges in future reporting periods if market prices for oil or natural gas continue to decline.

General and Administrative Expense. General and administrative expense for the year ended December 31, 2008 was $16.9 million compared to $8.7 million for the year ended December 31, 2007, an increase of 94%. The increase of $8.2 million was largely the result of hiring additional administrative and supervisory personnel to manage our growth and compensation increases implemented on July 1, 2008 to align our compensation more closely with our peers. Approximately $3.1 million of the general and administrative expenses in 2008 was related to non-cash compensation expense compared to $1.6 million in 2007. Additionally, we recorded a $748,000 charge to bad debt expense related to our estimated exposure from a bankruptcy filed by one of our oil purchasers. General and administrative expense per equivalent unit of production was $1.31 per Mcfe for the year ended December 31, 2008 compared to $1.00 per Mcfe for the comparable period in 2007. Excluding the charge to bad debt expense, general and administrative expense on a per unit of production would have been $1.25 per Mcfe for the year 2008. We do not expect general and administrative expense to increase significantly in 2009. The Company is implementing cost cutting measures in response to the recent decline in oil and natural gas prices. Over the longer term, these costs should decline on a per unit basis as our production increases.

Interest. Interest expense for the year ended December 31, 2008 was $11.7 million compared to $4.1 million for the year ended December 31, 2007. This increase is due to a greater amount of outstanding debt during 2008.

Net Income and Net Income Per Share

Net Income and Net Income Per Share — Three Months Ended December 31, 2008 Compared to Three Months Ended December 31, 2007. For the three months ended December 31, 2008 we reported a net loss of $111.0 million and for the three months ended December 31, 2007, we reported net income of $4.9 million. Net loss applicable to common stock for the three months ended December 31, 2008 was $112.2 million and for the three months ended December 31, 2007 was $3.7 million. Net loss per basic and fully diluted share was $7.31 and $7.27, respectively, for the fourth quarter of 2008 compared to $0.28 per basic and fully diluted share for the fourth quarter of 2007. Weighted average fully-diluted shares outstanding increased by 15% from 13,401,675 shares in the fourth quarter of 2007 to 15,425,855 shares in the fourth quarter of 2008.

Results for the fourth quarter of 2008 include an impairment charge of $151.6 million ($100.1 million after income taxes) related to oil and gas properties and a non-cash charge to deferred income taxes for a valuation allowance on GMXR’s net operating loss carryforwards of $11.5 million. Excluding both of these non-cash charges, net income for the fourth quarter of 2008 would have been $500,000 before preferred stock dividends of $1.2 million. Excluding the non-cash charges recorded in the 4th quarter of 2008, the basic and diluted loss per share would have been $0.04 per share.

Net Income and Net Income Per Share — Year Ended December 31, 2008 Compared to Year Ended December 31, 2007. For the year ended December 31, 2008 we reported a net loss of $81.7 million and for the year ended December 31, 2007, we reported net income of $16.9 million. For the year ended December 31, 2008, we reported net loss applicable to common stock of $86.3 million. For the year ended December 31, 2007, net income applicable to common was $12.3 million. Net loss per basic and fully diluted share was $6.07 and $5.66 respectively for the year ended 2008 compared to net income per basic and fully diluted share of $0.94 and $0.93 for the year ended 2007. Weighted average fully-diluted shares outstanding increased by 15% from 13,208,746 shares in 2007 to 15,255,239 shares in 2008.

Results for the year ended December 31, 2008 include an impairment charge of $151.6 million ($100.1 million after income taxes) related to oil and gas properties and a non-cash charge to deferred income taxes for a valuation allowance on GMXR’s net operating loss carryforwards of $11.5 million. Excluding both of these non-cash charges, net income applicable to common stock for the year 2008 would have been $25.2 million compared to $12.3 million for the year 2007, an increase of 105%. Excluding these non-cash charges recorded in 2008, the basic and diluted earnings per share would have been $1.77 and $1.65, respectively.

Net income applicable to common stock was used as the numerator in computing basic and diluted income per common share for the three and twelve months ended December 31, 2007 and 2008. The following table reconciles the weighted average shares outstanding used for these computations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Weighted average shares outstanding—basic	13,267,890	15,341,546	13,075,560	14,216,466
Effect of dilutive securities: Convertible bonds	—	—	—	873,870
Stock options	133,785	84,309	133,186	164,903

Weighted average shares outstanding—diluted	13,401,675	15,425,855	13,208,746	15,255,239

We recognized additional dilutive shares of 873,870 for the year ended December 31, 2008 from the February 2008 issuance of the 5.00% Convertible Senior Notes due 2013 with a net share settlement feature. The dilutive effect of the convertible notes varies based on our stock price and for purposes of computing dilutive shares outstanding was based on the average stock price for the year ended December 31, 2008 of $42.06. The number of shares issuable increases as our common stock price increases and is finally determined based on the volume weighted average stock price for a specified 60-day measurement period ending on or about the actual conversion date. We did not recognize additional dilutive shares for the three months ended December 31, 2008 related to the convertible notes above as the average stock price for the 4th quarter of 2008 of $28.85 did not exceed the conversion price of $32.50.

Common shares loaned in connection with the convertible debt offering in the amount of 3,440,000 shares as of December 31, 2008 were not included in the computation of earnings per common share. While the borrowed shares are considered issued and outstanding for corporate law purposes, the Company believes that the borrowed shares are not considered outstanding for the purposes of computing and reporting earnings per share under GAAP currently in effect because the shares lent pursuant to the share lending agreement are required to be returned to the Company.

Capital Resources and Liquidity

We continually review our drilling and capital expenditure plans and may change the amount we spend based on industry conditions and the availability of capital. We believe our cash flow from operating activities, including hedging activities and our availability under our revolving bank credit facility are sufficient to fund our 2009 planned oil and gas capital expenditure program of $220 million. In the event natural gas prices remain at their current depressed levels or our capital expenditures exceed $220 million, we may not be able to increase our borrowing base under our revolving bank credit facility to fund a potential shortfall. While the annual increase in the available borrowing base we received during 2008 was $100 million, there can be no assurance that we will continue to successfully grow the available borrowing base in 2009 due to a number of potential risk factors that could adversely affect future borrowing base availability including, among other factors, a continued decline in commodity prices, and/or diminished credit availability from commercial banks.

In that event, we may be required to reduce or defer part of our 2009 capital expenditure program or seek additional capital through the issuance of additional long-term debt or equity. During 2008, we were successful in raising $260 million in additional capital by issuing $125 million of 5.00% Convertible Senior Notes due 2013 and 2,000,000 shares of common stock. However, the recent worldwide financial and credit crisis has adversely affected the ability of many companies to access the debt and equity markets. To the extent we determine to raise additional funds through the issuance of additional long-term debt or equity, any such decreased ability to obtain financing could adversely affect our capability to continue with our expected business plan.

Cash Flow—Twelve Months Ended December 31, 2008 Compared to Twelve Months Ended December 31, 2007

In 2008, we had a positive cash flow from operating activities of $87.8 million as a result of increased production volume and higher oil and natural gas prices during 2008. Our cash flow from operating activities in 2007 was $52.4 million. Cash flow from operating activities before increase in working capital and after preferred stock dividends was $75.6 million compared to $40.8 million in 2007. This resulted from an 85% increase in oil and natural gas sales in 2008. We received a net $235.9 million in cash from financing activities in 2008 compared to 2007 amounts of $143.5 million. The cash flow from financing activities in 2008 was primarily from the sale of common stock of $134.7 million, issuance of 5.00% Convertible Senior Notes of $125.0 million and additional debt under our revolving bank credit facility. The cash inflow in 2007 from financing activities primarily resulted from the sale of common stock, private placement of Senior Secured Subordinated Notes and additional debt under our revolving bank credit facility.

GMXR is a ‘Pure Play’, E & P Company and one of the most concentrated Haynesville / Bossier Horizontal Shale Operators in East Texas. The Company has 465.3 BCFE in proved reserves (YE2008) and over 3.2 TCFE in total potential reserves that are 94% natural gas and consist of 721 gross / 483 net Haynesville /Bossier 80 acre horizontal locations and 313 gross / 177.38 net Cotton Valley (“CV”) producers; 2,657 gross / 1,974 net CV un-drilled locations with a 100% drilling success rate. Four operated drilling rigs are currently developing this contiguous, multi-layer gas resource play on the Sabine Uplift; Carthage, North Field, in Panola & Harrison County of East Texas, and Caddo Parish of North Louisiana. The Company has invested $100 million in infrastructure which has contributed to ‘Best in Class’ finding and development costs. There are also 38 gross / 31 net Travis Peak/Hosston Sands & Pettit producers on the property. These multiple resource layers provide high probability and repeatable, organic growth. The Company, headquartered in Oklahoma City, Oklahoma, has interests in 386 gross / 236 net producing wells and operates 81% of its reserves. The Company’s strategy is to grow shareholder value through Haynesville/Bossier Shale horizontal well development as well as Cotton Valley Sand vertical wells, to continue acreage acquisitions, to focus on operational growth around its core area, and to convert its natural gas reserves to proved, while maintaining balanced prudent financial management.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

GMX Resources Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31,
	2007	2008
		(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,907	$6,716
Accounts receivable—interest owners	906	576
Accounts receivable—oil and gas revenues, net	10,258	9,145
Derivative instruments	—	21,325
Inventories	62	691
Prepaid expenses and deposits	1,720	2,040

Total current assets	18,853	40,493

OIL AND GAS PROPERTIES BASED ON THE FULL COST METHOD
Properties being amortized	352,070	608,865
Properties not subject to amortization	2,142	36,034
Less accumulated depreciation, depletion, and amortization	(33,257)	(211,785)

	320,955	433,114

PROPERTY AND EQUIPMENT, AT COST, NET	54,957	85,284

DEFERRED INCOME TAXES	—	11,519

OTHER ASSETS	575	7,442

TOTAL ASSETS	$395,340	$577,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$34,941	$35,599
Accrued expenses	2,911	6,089
Accrued interest	867	3,290
Revenue distributions payable	3,667	5,293
Derivative instruments	1,720	—
Deferred income tax	—	6,996
Current maturities of long-term debt	4,321	61

Total current liabilities	48,427	57,328

LONG-TERM DEBT, less current maturities	121,413	236,462

OTHER LIABILITIES	4,649	6,645

DEFERRED INCOME TAXES	11,925	—

SHAREHOLDERS’ EQUITY
Preferred stock, par value $.001 per share, 10,000,000 shares authorized:
Series A Junior Participating Preferred Stock 25,000 shares authorized, none issued and outstanding	—	—
9.25% Series B Cumulative Preferred Stock, 3,000,000 shares authorized, 2,000,000 shares issued and outstanding (aggregate liquidation preference $50,000,000)	2	2
Common stock, par value $.001 per share—authorized 50,000,000 shares; issued and outstanding 13,267,886 shares in 2007 and 18,794,691 shares in 2008	13	19
Additional paid-in capital	180,543	318,752
Retained earnings	29,686	(56,652)
Accumulated other comprehensive income, net of taxes	(1,318)	15,296

Total shareholders’ equity	208,926	277,417

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$395,340	$577,852

GMX Resources Inc. And Subsidiaries

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008
	(unaudited)		(unaudited)
OIL AND GAS SALES	$21,190	$24,089	$67,883	$125,736

EXPENSES:
Lease operations	2,754	4,450	8,982	15,101
Production and severance taxes	827	597	2,746	5,306
Depreciation, depletion, and amortization	6,117	9,001	18,681	31,744
Impairment of oil and natural gas properties	—	151,629	—	151,629
General and administrative	2,803	4,941	8,717	16,899

Total expenses	12,501	170,618	39,126	220,679

Income (loss) from operations	8,689	(146,529)	28,757	(94,943)

NON-OPERATING INCOME (EXPENSES):
Interest expense	(2,006)	(3,086)	(4,088)	(11,681)
Interest and other income	49	139	226	285
Unrealized loss on derivatives	—	(354)	—	(354)

Total non-operating expense	(1,957)	(3,301)	(3,862)	(11,750)

Income (loss) before income taxes	6,732	(149,830)	24,895	(106,693)

BENEFIT (PROVISION) FOR INCOME TAXES	(1,859)	38,784	(8,010)	24,980

NET INCOME (LOSS)	4,873	(111,046)	16,885	(81,713)
Preferred stock dividends	1,156	1,156	4,625	4,625

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$3,717	$(112,202)	$12,260	$(86,338)

EARNINGS (LOSS) PER SHARE—Basic	$0.28	$(7.31)	$0.94	$(6.07)

EARNINGS (LOSS) PER SHARE—Diluted	$0.28	$(7.27)	$0.93	$(5.66)

WEIGHTED AVERAGE COMMON SHARES—Basic	13,267,890	15,341,546	13,075,560	14,216,466

WEIGHTED AVERAGE COMMON SHARES—Diluted	13,401,675	15,425,855	13,208,746	15,255,239

GMX Resources Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31,
	2007	2008
		(unaudited)
CASH FLOWS DUE TO OPERATING ACTIVITIES
Net income (loss)	$16,885	$(81,713)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	18,681	31,744
Impairment of oil and natural gas properties	—	151,629
Deferred income taxes	7,977	(25,006)
Non-cash compensation expense	1,573	3,085
Other	273	521
Decrease (increase) in:
Accounts receivable	(5,333)	717
Prepaid expenses and other assets	(913)	(1,089)
Increase (decrease) in:
Accounts payable and accrued expenses	9,985	6,195
Revenue distributions payable	3,317	1,728

Net cash provided by operating activities	52,445	87,811

CASH FLOWS DUE TO INVESTING ACTIVITIES
Additions to oil and natural gas properties	(174,509)	(284,400)
Purchase of property and equipment	(20,489)	(38,534)

Net cash used in investing activities	(194,998)	(322,934)

CASH FLOW DUE TO FINANCING ACTIVITIES
Advance on borrowings	120,139	190,000
Payments on debt	(66,225)	(204,210)
Proceeds from sale of common stock	65,706	134,681
Issuance of 5.00% Convertible Senior Notes	—	125,000
Dividends paid on Series B preferred stock	(4,625)	(4,625)
Proceeds from issuance of Senior Secured Notes	30,000	—
Fees paid relating to financing activities	(1,495)	(4,914)

Net cash provided by financing activities	143,500	235,932

NET INCREASE IN CASH	947	809

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,960	5,907

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,907	$6,716

SUPPLEMENTAL CASH FLOW DISCLOSURE CASH PAID DURING THE PERIOD FOR:
INTEREST	$3,402	$10,343
TAXES	$—	$26

GMX Resources Inc. and Subsidiaries

Non-GAAP Supplemental Information - Discretionary Cash Flows (1)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008
	(in thousands)
Net Income	$4,873	$(111,046)	$16,885	(81,713)

Non cash charges:
Depreciation, depletion, and amortization	6,117	9,001	18,681	31,744
Impairment of oil and natural gas properties	—	151,629	—	151,629
Deferred income taxes	1,840	(38,775)	7,977	(25,006)
Non cash compensation expense	503	1,026	1,573	3,085
Other	214	(939)	273	521

Preferred stock dividends	(1,156)	(1,156)	(4,625)	(4,625)

Non-GAAP discretionary cash flow	$12,391	$9,740	$40,764	$75,635

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “discretionary cash flow”
Net cash provided by operating activities	$20,086	$28,971	$52,445	$87,811

Adjustments:

Changes in operating assets and liabilities	(6,539)	(18,075)	(7,056)	(7,551)
Preferred stock dividends	(1,156)	(1,156)	(4,625)	(4,625)

Non-GAAP discretionary cash flow	$12,391	$9,740	$40,764	$75,635

(1)	Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities less preferred dividends. Discretionary cash flow is presented because management believes it is a useful financial measure in addition to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that discretionary cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities. Discretionary cash flow is widely used by professional research analysts and investors in the comparison, valuation, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

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